Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

CELEBRATES AMERICA WITH SPECIAL CASH DIVIDEND

and REPORTS FY 2026 RESULTS

FORT LAUDERDALE, FL, July 1, 2026 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced its Board of Directors has declared a special cash dividend of $3.25 per share to shareholders of record on July 13, 2026 to be paid on or before July 30, 2026.

“This special dividend marks the thirteenth cash payment to FIZZ holders in the past 22 years, distributing $19.78 per share, or over $1.8 billion. Thirteen special dividends in twenty-two years seems to have a regular cadence,” asserted a company spokesperson.

“Since its founding more than forty years ago as a small beverage company with an uncertain future, National Beverage has grown into one of America’s most innovative and respected beverage companies – a testament to entrepreneurial vision, disciplined execution and a steadfast commitment to consumers and shareholders alike – a true American success story! As our nation approaches the 250th anniversary of its founding, National Beverage proudly reflects on the principles of independence, innovation and opportunity that have contributed to both our country’s success and our Company’s growth. Through our brand LaCroix, we continue to offer consumers healthier beverage choices that align with today’s evolving lifestyles and preferences. In recognition of this historic milestone and as a reflection of our continued commitment to creating shareholder value, we are proud to commemorate America’s 250th birthday with this special dividend to FIZZ holders and a special salute to our Founder and Chairman as one of America’s Greatest Self-Made Americans,” stated a company spokesperson.

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National Beverage Corp.

FISCAL 2026 (52 weeks ended May 2, 2026) vs. Fiscal 2025 (53 weeks ended May 3, 2025):

●	Net sales were $1.2 billion;

●	Gross profit of $437 million reflects a 37% margin consistent in both years;

●	Earnings per share of $1.96 was a decline of $.04 to the prior year; and

●	Cash grew $156 million to $350 million.

“While geopolitical tensions and economic uncertainties continue to impact businesses and consumers worldwide, we remain as well-positioned as ever to maintain a healthy, profitable and sustainable future.”

“The continued success of our brands reflects the exceptional creativity, imagination and product development capabilities that have long distinguished our Company. Innovation remains the driving force behind our success and continues to be key in driving incremental demand and expanding consumption occasions. New product introductions, supported by vibrant consumer engagement, impactful merchandising displays, and targeted marketing initiatives, continue to strengthen our brands and reinforce our competitive position in an increasingly value-conscious marketplace. PineApple CocoNut continues to expand distribution and deliver strong velocity gains, while Strawberry Peach has become one of the highest-velocity flavors in our portfolio, reflecting both the power of our brands and the effectiveness of our unique operating model. Our commitment to innovation, disciplined execution, and brand excellence positions us well for future growth. As we pursue volume growth, improve product mix, and capitalize on new opportunities, we continue to build shareholder value from a position of exceptional financial strength. Our fortress balance sheet provides the flexibility and confidence to pursue growth while navigating changing economic conditions.”

“Looking ahead, we are encouraged by improving market dynamics, including lower commodity costs and greater consumer spending flexibility. We believe these factors, combined with the momentum of our brands, create a favorable environment for enhanced performance. Our dividend declaration is a clear expression of our confidence in the future and our ongoing commitment to creating long-term value for our shareholders.”

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National Beverage Corp.

“Not only are we recognized for our innovative and flavorful beverages, but also for providing employment and supporting communities throughout the U.S. As we celebrate our dividend declaration and nation’s 250 years of independence, we wish to thank our loyal consumers, team members and shareholders for their trust and support. We deeply value this trust and remain committed to delivering strong results and long-term value.”

“Additionally, in honor of America’s semi-quincentennial, Forbes felt ‘uniquely qualified to rank the 250 greatest living self-made Americans.’ We are proud to announce that our Founder and Chairman, Nick A. Caporella, was named to this illustrious list in recognition of his extraordinary American journey as . . . ‘the coal-miner’s son that started in construction before turning LaCroix into a category-defining sparkling water brand.’ A very proud and grateful Team National congratulates Nick for this outstanding honor!” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

May 2, 2026 and May 3, 2025

	(in thousands, except per share amounts)
	Fiscal Year Ended
	May 2, 2026	May 3, 2025 *

Net Sales	$1,180,552	$1,201,354

Net Income	$183,647	$186,821

Earnings Per Common Share
Basic	$1.96	$2.00
Diluted	$1.96	$1.99

Average Common Shares Outstanding
Basic	93,617	93,607
Diluted	93,672	93,685

* The Fiscal Year Ended May 3, 2025 consisted of 53 weeks.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.